Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
SatCon Technology Corporation®	Investor Relations
Mike Turmelle	Dave Gentry/Jeff Wadley
Chief Operating Officer	Aurelius Consulting Group
617-897-2400	407-644-4256
www.runonideas.com
info@AURCG.com

SATCON STRENGTHENS BOARD MEMBERSHIP WITH TWO NEW DIRECTORS

Boston, MA – December 7, 2004 – SatCon Technology Corporation® (Nasdaq NM: SATC), a developer and manufacturer of electronic power control systems, today announced that it has expanded its Board of Directors with the addition of two independent directors, Joseph E. Levangie and Andrew R. Muir.  Mr. Levangie is Chief Executive Officer of JEL & Associates, a financial and investment services firm based in Bedford, Massachusetts.  He previously served as Chief Financial Officer for Greenman Technologies, Inc. and Colorgen Inc.  He is a graduate of the Massachusetts Institute of Technology and received his MBA from Harvard’s Graduate School of Business Administration.  Andrew R. Muir, PhD., has three decades of international business experience in the scientific instrumentation, semiconductor and computer industries.  He served in positions of increasing authority with Perkin Elmer Corporation in Europe and the United States.  For over a decade, Dr. Muir has provided a wide range of management and advisory services to emerging technology companies.  Dr. Muir earned his PhD. degree from Oxford University in the United Kingdom and obtained his MBA from Pace University in New York.

“We are delighted to welcome Mr. Levangie and Dr. Muir to SatCon’s Board,” said David Eisenhaure, President and CEO of SatCon.  “Joe Levangie brings a wealth of experience, insight and business acumen to SatCon.  His extensive experience in assisting growing businesses combined with his financial expertise will contribute significantly to the Board’s goal of achieving sustained profitability.  Dr. Muir’s technical knowledge and substantive experience in operations management will provide an additional area of expertise for the Board.   With an enlarged and strengthened Board of Directors to assist it, the company is better positioned to move forward and achieve its operational and financial goals.”

About SatCon Technology Corporation

SatCon Technology Corporation manufactures and sells power control systems for critical military systems, alternative energy and high-reliability industrial automation applications.  Products include inverter electronics from 5 kilowatts to 5 megawatts, power switches, and hybrid microcircuits for industrial, medical, military and aerospace applications.  SatCon also develops and builds digital power electronics, high-efficiency machines and control systems for a variety of defense applications with the strategy of transitioning those technologies into multiyear production programs.  For further information, please visit the SatCon website at www.satcon.com.

###